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                    FLAG INVESTORS EQUITY PARTNERS FUND, INC.

                                     FORM OF
                             ARTICLES SUPPLEMENTARY




         FLAG INVESTORS EQUITY PARTNERS FUND, INC. (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to thirty-five million (35,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of thirty-five thousand dollars ($35,000), all of which shares are designated as follows: twenty million (20,000,000) shares are designated "Flag Investors Equity Partners Fund Class A Shares," five million (5,000,000) shares are designated "Flag Investors Equity Partners Fund Class B Shares," five million (5,000,000) shares are designated "Flag Investors Equity Partners Fund Institutional Shares" and five million (5,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase, the Corporation was authorized to issue thirty million (30,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of thirty thousand dollars ($30,000), all of which shares were designated as follows: twenty million (20,000,000) shares were designated "Flag Investors Equity Partners Fund Class A Shares," five million (5,000,000) shares were designated "Flag Investors Equity Partners Fund Class B Shares" and five million (5,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.




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         IN WITNESS WHEREOF, Flag Investors Equity Partners Fund, Inc. has
caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this ____ day of _____________, 1995.

 [CORPORATE SEAL]





                              FLAG INVESTORS EQUITY PARTNERS FUND, INC.


                              By:     _______________________________________
                                      Vice President


Attest:  __________________________
         Secretary


         The undersigned, Vice President of FLAG INVESTORS EQUITY PARTNERS FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                    By:  ______________________________________
                                         Vice President